Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT AND

FIRST AMENDMENT TO GUARANTY AND SURETYSHIP AGREEMENT

Third Amendment to Credit Agreement and First Amendment to Guaranty and Suretyship Agreement, dated the 7th day of November, 2013, by and among UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (“Universal”), DUNKIRK SPECIALTY STEEL, LLC., a Delaware limited liability company (“Dunkirk”), NORTH JACKSON SPECIALTY STEEL, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk and North Jackson are, each, a “Borrower” and collectively, the “Borrowers”), USAP HOLDINGS, INC., a Delaware corporation (the “Guarantor”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), and various other financial institutions from time to time (PNC and such other financial institutions are each, a “Lender” and collectively, the “Lenders”) and PNC, as administrative agent for the Lenders (PNC, in such capacity, the “Administrative Agent”) (the “Third Amendment”).

WITNESSETH:

WHEREAS, the Borrowers, the Guarantor, the Lenders party thereto and the Administrative Agent entered into that certain Credit Agreement, dated as of August 18, 2011, as amended by that certain (i) First Amendment to Credit Agreement, dated March 19, 2012 and (ii) Second Amendment to Credit Agreement, dated March 29, 2013 (as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders agreed to extend credit to the Borrowers; and

WHEREAS, the Borrowers and the Guarantor desire to amend certain provisions of the Credit Agreement and the Administrative Agent and the Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order:

Account shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by a Loan Party. All Accounts, whether Qualified Accounts or not, shall be subject to the Administrative Agent’s Prior Security Interest.

Account Debtor shall mean any Person who is or who may become obligated to a Loan Party under, with respect to, or on account of, an Account.

Borrowing Base shall mean at any time the sum of (i) eighty percent (80%) of Qualified Accounts, plus (ii) the greater of (A) sixty percent (60%) of the value of Qualified Inventory or (B) eighty-five percent (85.0%) of the Net Orderly Liquidation Value of Qualified Inventory (expressed as a percentage of cost based on the most recent inventory appraisal). Notwithstanding anything to the contrary herein, the Administrative Agent may, in its Permitted Discretion, or shall at the direction of the Required Lenders in their commercially reasonable discretion, at any time hereafter, decrease the advance percentage for Qualified Accounts, Qualified Inventory and/or the Net Orderly Liquidation Value of Qualified Inventory, as applicable, or increase the level of any reserves or ineligibles, or define or maintain such other reserves or ineligibles, as the Administrative Agent may, or shall at the direction of the Required Lenders, deem necessary or appropriate. Any such change shall become effective immediately upon written notice from the Administrative Agent to the Borrowing Agent for the purpose of calculating the Borrowing Base hereunder.

Borrowing Base Certificate shall mean a certificate in substantially the form of Exhibit 8.3.4 pursuant to which the Borrowers shall compute the Borrowing Base. The Borrowers shall deliver the Borrowing Base Certificate at the time specified in Section 8.3.4 [Borrowing Base Certificates, Etc.].

CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

CFTC shall mean the Commodity Futures Trading Commission.

Covered Entity shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Effective Date means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

Eligibility Date shall mean, with respect to each Borrower and each Guarantor and each Swap, the date on which this Agreement or any Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Loan Document is then in effect with respect to such Borrower or such Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Loan Document(s) to which such Borrower or such Guarantor is a party).

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Excluded Hedge Liability or Liabilities shall mean, with respect to each Borrower and each Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, this definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Inventory shall mean any and all goods, merchandise and other personal property, including, without limitation, goods in transit, wheresoever located and whether now owned or hereafter acquired by any Loan Party which are or may at any time be held as raw materials, finished goods, work-in-process, supplies or materials used or consumed in the such Loan Party’s business or held for sale or lease, including, without limitation, (a) all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Loan Party, and (b) all packing, shipping and advertising materials relating to all or any such property. All Inventory, whether Qualified Inventory or not, shall be subject to the Lenders’ Prior Security Interest.

Net Orderly Liquidation Value shall mean, on any date of determination, with regard to any Inventory, the net proceeds that could be expected from an orderly liquidation sale of such Inventory, after all expenses, professionally managed, with the seller obligated to sell over a defined period not to exceed one hundred twenty (120) days from the commencement of such sale, assuming that (a) the Borrowers’ facilities are in limited operation, utilizing select current employees of the Borrowers, for the purpose of liquidating the Inventory, (b) the Inventory would be disposed of on a piecemeal basis or through appropriate groupings, under a scenario whereby the purchasers are buying “as is, where is” for cash or cash equivalent, (c) the terms are sold on a Free On Board (“FOB”) warehouse basis, and (d) taking into consideration current economic trends, condition, location and marketability.

Non-Qualifying Party shall mean any Borrower or any Guarantor that on the applicable Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

Qualified ECP Loan Party shall mean each Borrower or each Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00) or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Qualified Accounts shall mean any Accounts which the Administrative Agent in its Permitted Discretion determines to have met all of the minimum requirements set forth on Schedule 1.1(D).

Qualified Inventory shall mean any Inventory which the Administrative Agent in its Permitted Discretion determines to have met all of the minimum requirements set forth on Schedule 1.1(E).

Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

Schedule of Accounts shall mean a detailed aged trial balance of all then existing Accounts in form and substance satisfactory to Administrative Agent, specifying in each case the names, addresses, face amount and dates of invoice(s) for each Account Debtor obligated on an Account so listed and, if requested by the Administrative Agent, copies of proof of delivery and customer statements and the original copy of all documents, including, without limitation, repayment histories and present status reports, and such other matters and information relating to the status of the Accounts and/or the Account Debtors so scheduled as the Administrative Agent may from time to time reasonably request.

Schedule of Inventory shall mean a current schedule of Inventory in form and substance satisfactory to the Administrative Agent on an average cost value basis, itemizing and describing the kind, type, quality and quantity of Inventory, as determined by physical counts, the Borrowers’ costs therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto.

Schedule of Payables shall mean a detailed listing of the Borrowers’ existing accounts payable, specifying the names of each creditor and the amount owed to such creditor and such matters and information relating to the status of the Borrowers’ accounts payable so scheduled as the Administrative Agent may from time to time reasonably request.

Swap shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

Third Amendment shall mean that certain Third Amendment to Credit Agreement and First Amendment to Guaranty and Suretyship Agreement, dated the 7th day of November, 2013, by and among the Borrowers, the Guarantor, the Lenders and the Administrative Agent.

3. Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

Consolidated EBITDA for any period of determination shall mean (i) the sum of net income, depreciation, amortization, non-cash impairment charges and other non-cash charges to net income, interest expense, income tax expense, Transaction

Expenses paid during the fiscal quarter ended December 31, 2010 in an amount not to exceed Six Hundred Sixty Nine Thousand and 00/100 Dollars ($669,000.00), Transaction Expenses paid during the fiscal quarter ended March 31, 2011 in an amount not to exceed Two Hundred Nineteen Thousand and 00/100 Dollars ($219,000.00), Transaction Expenses paid during the fiscal quarter ended June 30, 2011 in an amount not to exceed Four Hundred Ninety-Six Thousand and 00/100 Dollars ($496,000.00), non-recurring Transaction Expenses incurred after June 30, 2011 which are expensed and not capitalized in an amount not to exceed Three Million and 00/100 Dollars ($3,000,000.00), and severance expenses not to exceed Six Hundred Fifty Thousand and 00/100 Dollars ($650,000.00) minus (ii) non-cash credits to net income, in each case of Universal and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of calculating Consolidated EBITDA, (a) with respect to any Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties in accordance with and as permitted by the terms and provisions of the final loan documentation, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

Fixed Charges shall mean for any period of determination the sum of cash interest expense, cash income taxes, scheduled principal installments on Indebtedness (without giving effect to any voluntary prepayments of such Indebtedness), capital expenditures (excluding Specified North Jackson Capital Expenditures) and payments under capitalized leases, in each case of Universal and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Interest Rate Hedge shall mean foreign exchange agreements, currency swap agreements, interest rate exchange, collar, cap, swap (including, but not limited to, a Swap), adjustable strike cap, adjustable strike corridor agreements or similar hedging agreements entered into by the Loan Parties or their Subsidiaries in the ordinary course of business and not for speculative purposes.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement, by agreement, consent or otherwise, with any Official Body.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge and (iii) any Other Lender Provided Financial Service Product; provided, however, notwithstanding anything to the contrary contained herein, the Obligations shall not include any Excluded Hedge Liabilities.

4. Section 2.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.1 Revolving Credit Commitments.

2.1.1. Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the lesser of (a) the Revolving Credit Commitments and (b) the Borrowing Base. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2 Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of Seven Million and 00/100 Dollars ($7,000,000.00), provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the lesser of (a) the Revolving

Credit Commitments and (b) the Borrowing Base. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.

5. The fourth (4th) complete sentence of Section 2.8.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance (provided that, subject to the following clause (B), the expiration date thereof may be subject to automatic extension), and (B) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, Ten Million and 00/100 Dollars ($10,000,000.00) (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the lesser of (x) the Revolving Credit Commitments and (y) the Borrowing Base.

6. Section 5.7.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

5.7.1. Borrowing Base Exceeded. Whenever the Revolving Facility Usage exceeds the Borrowing Base, the Borrowers shall make, within one (1) Business Day after the Borrowers learn of such excess and whether or not the Administrative Agent has given notice to such effect, a mandatory prepayment of principal equal to the excess of the Revolving Facility Usage over the Borrowing Base, together with accrued interest on such principal amount.

7. Section 5.12 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

5.12 Collections; Administrative Agent’s Right to Notify Account Debtors. The Borrowers hereby authorize the Administrative Agent, now and at any time or times hereafter during the continuance of an Event of Default, to (i) notify any or all Account Debtors that the Accounts have been assigned to the Lenders and that the Lenders have a security interest therein, and (ii) direct such Account Debtors to make all payments due from them to the Borrowers upon the Accounts directly to the Administrative Agent or to a lockbox designated by the Administrative Agent. The Administrative Agent shall promptly furnish the Borrowing Agent with a copy of any such notice sent. Any such notice, in the Administrative Agent’s sole discretion, may be sent on any Borrower’s stationery, in which event the applicable Borrower shall co-sign such notice with the Administrative Agent. To the extent that any Law or custom or any contract or agreement with any Account Debtor requires notice to or the approval of the Account Debtor in order to perfect such assignment of a security interest in Accounts, the Borrowers agree to give such notice or obtain such approval.

8. Section 6.1 of the Credit Agreement is hereby amended by inserting a new Section 6.1.18 as follows:

6.1.18 Anti-Terrorism Laws.

(a) Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii)the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

9. Section 8.1.5 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

8.1.5 Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties, including to conduct audits, appraisals and field examinations of the Collateral, and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Administrative Agent or any of the Lenders may reasonably request, provided that so long as an Event of Default has not occurred, (i) the Administrative Agent, in its sole discretion, shall conduct, at the Borrowers’ expense, audits, appraisals and field examinations of the Collateral no more frequently than two (2) times per fiscal year and (ii) each Lender shall provide the Borrowing Agent and the Administrative Agent with reasonable notice prior to any visit or inspection, which visit or inspection shall be at such Lender’s expense. In the event any Lender desires to conduct an audit, appraisal or field examination of the Collateral of any Loan Party, such Lender shall make a reasonable effort to conduct such visit contemporaneously with any visit to be performed by the Administrative Agent.

10. Effective September 30, 2013, Section 8.2.17 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

8.2.17 Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio to be less than (i) 1.10 to 1.00, calculated as of March 31, 2013 and the end of each fiscal quarter thereafter through and including June 30, 2013, in each case for the four (4) fiscal quarters then ended, (ii) 1.00 to 1.00, calculated as of (a) September 30, 2013 for the four (4) fiscal quarters then ended, (b) June 30, 2014 for the two (2) fiscal quarters then ended and (c) September 30, 2014 for the three (3) fiscal quarters then ended and (iii) 1.10 to 1.00, calculated as of December 31, 2014 and the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

11. Effective September 30, 2013, Section 8.2.18 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

8.2.18 Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio to exceed (i) 3.75 to 1.00, calculated as of March 31, 2013, June 30, 2013, December 31, 2014 and March 31, 2015, in each case for the four (4) fiscal quarters then ended, (ii) 3.50 to 1.00, calculated as of June 30, 2015 and September 30, 2015, in each case for the four (4) fiscal quarters then ended, (iii) 3.25 to 1.00, calculated as of December 31, 2015 for the four (4) fiscal quarters then ended, and (iv) 3.00 to 1.00, calculated as of March 31, 2016 and the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

12. Effective September 30, 2013, Section 8.2 of the Credit Agreement is hereby amended by inserting a new Section 8.2.19 as follows:

8.2.19 Minimum Consolidated EBITDA. The Loan Parties shall not permit Consolidated EBITDA to be less than (i) Eighteen Million and 00/100 Dollars ($18,000,000.00), calculated as of September 30, 2013, for the four (4) fiscal quarters then ended, (ii) Twelve Million and 00/100 Dollars ($12,000,000.00), calculated as of December 31, 2013, for the four (4) fiscal quarters then ended, (iii) Twelve Million and 00/100 Dollars ($12,000,000.00), calculated as of March 31, 2014 and June 30, 2014, in each case for the four (4) fiscal quarters then ended, and (iv) Fourteen Million and 00/100 Dollars ($14,000,000.00), calculated as of September 30, 2014, for the four (4) fiscal quarters then ended.

13. Section 8.2 of the Credit Agreement is hereby amended by inserting a new Section 8.2.20 as follows:

8.2.20 Anti-Terrorism Laws. No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Owner, Affiliate, Subsidiary or agent to:

8.2.20.1 Maintain any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person.

8.2.20.2 Conduct any business or engage in any transaction or dealing with any Sanctioned Country or Sanctioned Person in violations of any law, regulation, order or directive enforced by any Compliance Authority.

8.2.20.3 Use the proceeds of the Loans to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

8.2.20.4 Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Each Loan Party shall deliver to Administrative Agent any certification or other evidence reasonably requested from time to time by the Administrative Agent or any Lender in its sole discretion, confirming such Loan Party’s compliance with this Section 8.2.20 [Anti-Terrorism Laws].

14. Section 8.3.4 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

8.3.4 Borrowing Base Certificates, Schedules of Accounts, Inventory and Payables. As soon as available and in any event within twenty (20) calendar days after the end of each calendar month, in each case calculated as of the last day of the immediately preceding calendar month, (i) a Borrowing Base Certificate in the form of Exhibit 8.3.4 hereto, appropriately completed, executed and delivered by an Authorized Officer of the Borrowers, (ii) a Schedule of Accounts and Schedule of Inventory; and (iii) a Schedule of Payables; provided, however, notwithstanding the foregoing, the Loan Parties shall furnish or cause to be furnished to the Administrative Agent and each of the Lenders any of such items (i) through (iii) above for any applicable reporting period as the Administrative Agent or any of the Lenders shall reasonably request.

15. Section 9.1.3 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

9.1.3 Breach of Negative Covenants, Anti-Terrorism Laws or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights], Section 8.1.9 [Anti-Terrorism Laws] or Section 8.2 [Negative Covenants];

16. Section 9.1.11 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

9.1.11 Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 6.1.18 [Anti-Terrorism Laws] is or becomes false or misleading at any time.

17. Section 9.2.4 of the Credit Agreement is hereby amended by inserting a new paragraph at the end thereof as follows:

Notwithstanding anything to the contrary contained herein, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its guaranty (including sums received as a result of the exercise of remedies with respect to such guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from the Borrowers and/or any Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth herein.

18. Section 11.3.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

11.3.1 Costs and Expenses. The Borrowers shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits, appraisals and field examinations of the Loan Parties’ Collateral, books, records and business properties.

19. The first (1st) complete sentence of Section 11.16 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Any Subsidiary of any Loan Party which is required to join this Agreement pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] or Section 8.2.6(ii) [Liquidations, Mergers, Consolidations, Acquisitions] shall execute and deliver to the Administrative Agent (i) a Borrower Joinder or a Guarantor Joinder, as determined by the Administrative Agent, and (ii) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] that the Administrative Agent may reasonably require, modified as appropriate to relate to such Subsidiary, including, without limitation, organizational documents, legal opinions and documents necessary to grant and perfect Prior Security Interests to the Administrative Agent (for its benefit and for the benefit of the Lenders) in all Collateral held by such Subsidiary; provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the Borrowing Base in accordance with the terms of this Agreement until such time as the Administrative Agent makes such a determination in its sole discretion.

20. Article XI of the Credit Agreement is hereby amended by inserting a new Section 11.17 as follows:

11.17 Keepwell. Each Loan Party, if it is a Qualified ECP Loan Party, jointly and severally, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 10.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.16, or otherwise under this Agreement or any Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 10.16 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Loan Documents. Each Qualified ECP Loan Party intends that this Section 10.16 constitute, and this Section 10.16 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

21. Exhibit 8.3.3 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Exhibit 8.3.3 attached hereto.

22. The Credit Agreement is hereby amended by adding a new Exhibit 8.3.4 in the form of Exhibit 8.3.4 attached hereto.

23. Schedule 1.1(A) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Schedule 1.1(A) attached hereto.

24. The Credit Agreement is hereby amended by adding a new Schedule 1.1(D) in the form of Schedule 1.1(D) attached hereto.

25. The Credit Agreement is hereby amended by adding a new Schedule 1.1(E) in the form of Schedule 1.1(E) attached hereto.

26. The Guaranty Agreement made by the Guarantor in favor of the Administrative Agent, is hereby amended by adding the following paragraph at the end thereof, as follows:

EXCLUDED HEDGE OBLIGATIONS. Notwithstanding anything to the contrary contained herein, the Debtor Liabilities shall not include any Excluded Hedge Liabilities.

27. The provisions of Sections 2 through 26 of this Third Amendment shall not become effective until the Administrative Agent has received the following, each in form and substance acceptable to the Administrative Agent:

(a)	this Third Amendment, duly executed by the Borrowers, the Guarantor, the Lenders and the Administrative Agent;

(b)	the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof;

(c)	payment of all fees and expenses owed to the Agent and its counsel in connection with this Third Amendment; and

(d)	such other documents as may be reasonably requested by the Administrative Agent.

28. The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement or as set forth in this Third Amendment and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

29. The Loan Parties acknowledge and agree that each and every document, instrument or agreement which at any time has secured payment of the Obligations including, but not limited to, the Credit Agreement, each Patent, Trademark and Copyright Security Agreement, each Pledge Agreement, the Security Agreement, the Mortgage and the Lease Assignment continue to secure prompt payment when due of the Obligations.

30. The Loan Parties hereby represent and warrant to the Lenders and the Administrative Agent that (i) the Loan Parties have the legal power and authority to execute and deliver this Third Amendment; (ii) the officers of the Loan Parties executing this Third Amendment have been duly authorized to execute and deliver the same and bind the Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties and (iv) this Third Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.

31. The Loan Parties represent and warrant that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Third Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders and/or the Administrative Agent arising out of or in any way relating to the Credit Agreement or the other Loan Documents.

32. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

33. The agreements contained in this Third Amendment are limited to the specific agreements contained herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Third Amendment amends the Credit Agreement and is not a novation thereof.

34. This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

35. This Third Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law thereof. The Loan Parties hereby consent to the jurisdiction and venue of any federal or state court located in the Commonwealth of Pennsylvania with respect to any suit arising out of or mentioning this Third Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Third Amendment to be duly executed by their duly authorized officers on the day and year first above written.

BORROWERS:

WITNESS:	UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation

/s/ Paul A. McGrath	By:	/s/ Michael D. Bornak	(SEAL)
	Name:	Michael D. Bornak
	Title:	Chief Financial Officer

WITNESS:	DUNKIRK SPECIALTY STEEL, LLC, a Delaware limited liability company

/s/ Paul A. McGrath	By:	/s/ Michael D. Bornak	(SEAL)
	Name:	Michael D. Bornak
	Title:	Executive Officer

WITNESS:	NORTH JACKSON SPECIALTY STEEL, LLC, a Delaware limited liability company

/s/ Paul A. McGrath	By:	/s/ Michael D. Bornak	(SEAL)
	Name:	Michael D. Bornak
	Title:	Treasurer

GUARANTOR:

WITNESS:	USAP HOLDINGS, INC., a Delaware corporation

/s/ Paul A. McGrath	By:	/s/ Michael D. Bornak	(SEAL)
	Name:	Michael D. Bornak
	Title:	Vice President

ADMINISTRATIVE AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ David B. Gookin
Name:	David B. Gookin
Title:	Executive Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Victor Notaro
Name:	Victor Notaro
Title:	Senior Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Diane Geisler
Name:	Diane Geisler
Title:	Vice President

FIRST COMMONWEALTH BANK, as a Lender

By:	/s/ Brian J. Sohocki
Name:	Brian J. Sohocki
Title:	Senior Vice President

EXHIBIT A

PRELIMINARY CLOSING AGENDA

This preliminary closing agenda contains the documents to be delivered in connection with a third amendment to a One Hundred Twenty-Three Million Five Hundred Thousand and 00/100 Dollar ($123,500,000.00) credit facility provided to Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal”), Dunkirk Specialty Steel, LLC, a Delaware limited liability company (“Dunkirk”) and North Jackson Specialty Steel, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk and North Jackson are each, a “Borrower” and collectively, the “Borrowers”, by PNC Bank, National Association (“PNC Bank”) and various other financial institutions from time to time (PNC Bank and such other financial institutions are each, a “Lender” and collectively, the “Lenders”), PNC Bank, as administrative and collateral agent for the Lenders (in such capacity, the “Agent”) and PNC Capital Markets LLC, a Pennsylvania limited liability company, as the lead arranger (the “Lead Arranger”).

No.	GENERAL LOAN DOCUMENTS		Responsible Party

1.	Third Amendment to Credit Agreement and First Amendment to Guaranty and Suretyship Agreement, by and among the Borrowers, USAP Holdings, Inc., a Delaware corporation (the “Guarantor”) (the Borrowers and the Guarantor are each, a “Loan Party” and collectively, the “Loan Parties”), the Lenders and the Agent (the “Third Amendment”).		Agent

2.	Amended schedules to Credit Agreement, as applicable and appropriate:

	a.	Schedule 1.1(A) – Pricing Grid (Interest and Letter of Credit Fee).	Agent

	b.	Schedule 1.1(D) – Qualified Accounts.	Agent

	c.	Schedule 1.1(E) – Qualified Inventory.	Agent

	d.	Other amended schedules, if necessary and as appropriate.	Borrowers

3.	Amended exhibits to Credit Agreement:		Agent

	a.	Exhibit 8.3.3 – Quarterly Compliance Certificate.	Agent

	b.	Exhibit 8.3.4 – Borrowing Base Certificate.	Agent

TITLE DOCUMENTS

4.	Title Bring-Down with respect to the Mortgaged Premises.	Borrowers/Agent

5.	Flood Certificate with respect to the Mortgaged Premises.	Agent

ORGANIZATIONAL DOCUMENTS

Universal

6.	Good Standing Certificates of Universal from the Secretary of State of the State of Delaware (long form), and each jurisdiction in which it is registered to do business as a foreign corporation, if any.	Borrowers

7.	Certificate of the Secretary of Universal as to (i) resolutions of its Board of Directors authorizing Universal to enter into the Third Amendment and all related documents, (ii) incumbency of its officers, and (iii) no amendments to its Certificate of Incorporation or Bylaws.	Borrowers

Dunkirk

8.	Good Standing Certificates of Dunkirk from the Secretary of State of the State of Delaware (long form), and each jurisdiction in which it is registered to do business as a foreign limited liability company, if any.	Borrowers

9.	Certificate of the Secretary of Dunkirk as to (i) resolutions of the sole Member authorizing Dunkirk to enter into the Third Amendment and all related documents, (ii) incumbency of its officers, and (iii) no amendments to its Certificate of Formation or Limited Liability Company Agreement.	Borrowers

North Jackson

10.	Good Standing Certificates of North Jackson from the Secretary of State of the State of Delaware (long form), and each jurisdiction in which it is registered to do business as a foreign limited liability company, if any.	Borrowers

11.	Certificate of the Secretary of North Jackson as to (i) resolutions of sole Member authorizing North Jackson to enter into the Third Amendment and all related documents, (ii) incumbency of its officers, and (iii) no amendments to its Certificate of Formation or Limited Liability Company Agreement.	Borrowers

Guarantor

12.	Good Standing Certificates of the Guarantor from the Secretary of State of the State of Delaware (long form), and each jurisdiction in which it is registered to do business as a foreign corporation, if any.	Borrowers

13.	Certificate of the Secretary of the Guarantor as to (i) resolutions of its Board of Directors authorizing the Guarantor to enter into the Third Amendment and all related documents, (ii) incumbency of its officers, and (iii) no amendments to its Certificate of Incorporation or Bylaws.	Borrowers

RELATED DOCUMENTS

14.	UCC Lien Searches with respect to each Loan Party (at the state level only) in such party’s jurisdiction of formation or incorporation, as the case may be (collectively, the “Lien Searches”).	Borrowers

15.	Fully-executed copies of the UCC-3 Termination Statements and any other releases that may be necessary to satisfy any and all existing liens on the assets of the Loan Parties or the Sellers or disclosed by the Lien Searches which are not permitted pursuant to the terms of the Credit Agreement (including, payoff letters, if applicable), all in form and substance satisfactory to the Agent and the Lead Arranger.	Borrowers/ Agent

16.	Closing Date Borrowing Base Certificate of the Borrowers.	Borrowers

17.	Inventory Appraisal conducted by an appraiser selected by the Agent, with results in form and substance satisfactory to the Agent.	Agent/ Borrowers

18.	Machinery and Equipment Appraisal (fair market value) with respect to North Jackson’s machinery and equipment located at the Mortgaged Premises, conducted by an appraiser selected by the Agent, with results in form and substance satisfactory to the Agent.	Agent/ Borrowers

19.	Field Audit of the Borrowers conducted by examiners selected by the Agent, with results in form and substance satisfactory to the Agent.	Agent/ Borrowers

20.	Evidence of Hazard and Liability Insurance of the Loan Parties at each of their respective locations in accordance with the terms of the Credit Agreement, the Security Agreement and the Mortgage, along with endorsements naming the Agent as additional insured, lender loss payee and mortgagee (including evidence that no part of the Mortgaged Premises is located in a flood plain or, if so, flood insurance).	Borrowers

21.	Opinions of Counsel to the Loan Parties (including local counsel opinions), in form and substance satisfactory to the Agent, the Lead Arranger and the Lenders.	Borrowers

22.	Officer’s Certificate regarding no Event of Default or Potential Default, compliance with covenants, no material adverse change and the accuracy of representations and warranties, etc.	Borrowers

23.	Side Letter, by and among the Loan Parties and the Agent.	Agent

EXHIBIT 8.3.3

FORM OF

COMPLIANCE CERTIFICATE

                    , 201

PNC Bank, National Association,

as Administrative Agent

Three PNC Plaza

255 Fifth Avenue

Pittsburgh, PA 15222

Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of August 18, 2011, by and among Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal”), Dunkirk Specialty Steel, LLC, a Delaware limited liability company (“Dunkirk”), North Jackson Specialty Steel, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk, and North Jackson are each, a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined therein) party thereto, PNC Bank, National Association (“PNC Bank”) and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a “Lender” and collectively, the “Lenders”), and PNC Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as amended by that certain (i) First Amendment to Credit Agreement, dated March 19, 2012, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent, (ii) Second Amendment to Credit Agreement, dated March 29, 2013, and (iii) Third Amendment to Credit Agreement, dated November 7, 2013, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent (as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I, the             [Chief Executive Officer/President/Chief Financial Officer/Treasurer or Assistant Treasurer] of each Borrower, do hereby certify on behalf of the Borrowers as of the             [quarter/year] ended             , 201            (the “Report Date”), as follows:

1. CHECK ONE:

☐

The annual financial statements of Universal and its Subsidiaries, consisting of an audited consolidated balance sheet and related audited consolidated statements of income, stockholders’ equity and cash flows being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and set forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 8.3.2 [Annual Financial Statements] of the Credit Agreement.

OR

☐	The quarterly unaudited financial statements of Universal and its Subsidiaries, consisting of a consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and have been prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments), and set forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 8.3.1 [Quarterly Financial Statements] of the Credit Agreement.

2. The representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and correct in all respects with the same effect as though such representations and warranties had been made on and as of the Report Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties were true and correct in all respects on and as of the specific dates or times referred to therein).

3. In accordance with Section 6.2 [Updates to Schedules] of the Credit Agreement, attached hereto as Exhibit A are updates to the schedules to the Credit Agreement (the “Updated Schedules”). Notwithstanding the foregoing, the Borrowers hereby acknowledge and agree that no schedule shall be deemed to have been amended, modified or superseded by the Updated Schedules, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured by the Updated Schedules, unless and until the Required Lenders, in their commercially reasonable discretion, shall have accepted in writing the Updated Schedules.

4. No Event of Default or Potential Default has occurred and is continuing on the Report Date.

[NOTE: If any Event of Default or Potential Default has occurred and is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

5. Indebtedness (Section 8.2.1(iii)). Indebtedness of the Loan Parties and their Subsidiaries with respect to Purchase Money Security Interests and capitalized leases, in the aggregate, as of the Report Date is $            , which does not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate for all such Indebtedness.

6. Indebtedness (Section 8.2.1(vii)). Unsecured Indebtedness of the Loan Parties and their Subsidiaries, in the aggregate, as of the Report Date is $            , which is Indebtedness

other than the Indebtedness permitted by clauses (i) through (vi) of Section 8.2.1 of the Credit Agreement, which is not more than the permitted maximum of Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate at any time outstanding.

7. Subsidiaries, Partnerships and Joint Ventures. The aggregate investment by the Loan Parties or any of them in all Joint Ventures as of the Report Date is $            , which is not more than the permitted maximum of Fifteen Million and 00/100 Dollars ($15,000,000.00) at any time.

8. Minimum Fixed Charge Coverage Ratio (Section 8.2.17). The Fixed Charge Coverage Ratio for the period equal to the             [select one: two (2)/three (3)/four (4)] consecutive fiscal quarters ending as of the Report Date is             to 1.0, which is not less than the required ratio for such period, as follows (select one):

☐        1.00 to 1.00, calculated as of September 30, 2013 for the four (4) consecutive fiscal quarters then ended.

OR

☐        1.00 to 1.00, calculated as of June 30, 2014 for the two (2) consecutive fiscal quarters then ended.

OR

☐        1.00 to 1.00, calculated as of September 30, 2014 for the three (3) consecutive fiscal quarters then ended.

OR

☐        1.10 to 1.00, calculated as of December 31, 2014 and the end of each fiscal quarter thereafter, in each case for the four (4) consecutive fiscal quarters then ended.

(A) Consolidated EBITDA for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $            (the calculation of which is set forth in the attached spreadsheet).

(B) Fixed Charges for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $            (the calculation of which is set forth in the attached spreadsheet).

(C) the ratio of item 8(A) to item 8(B) equals the Fixed Charge Coverage Ratio.

9. Maximum Leverage Ratio (Section 8.2.18). The Leverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is             to 1.0, which is not greater than the permitted ratio for such period, if applicable, as follows (select one):

☐        3.75 to 1.00, calculated as of December 31, 2014 and March 31, 2015.

OR

☐        3.50 to 1.00, calculated as of June 30, 2015 and September 30, 2015.

OR

☐        3.25 to 1.00, calculated as of December 31, 2015.

OR

☐        3.00 to 1.00, calculated as of March 31, 2016 and the end of each fiscal quarter thereafter.

(A) Senior Indebtedness as of the Report Date equals $            (the calculation of which is set forth in the attached spreadsheet).

(B) Consolidated EBITDA for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $            (the calculation of which is set forth in the attached spreadsheet).

(C) The ratio of item 9(A) to item 9(B) equals the Leverage Ratio.

10. Minimum Consolidated EBITDA (Section 8.2.19). Consolidated EBITDA for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is $            , which is not less than the required amount, if applicable, as follows (select one).

☐        Eighteen Million and 00/100 Dollars ($18,000,000.00), calculated as of September 30, 2013.

OR

☐        Twelve Million and 00/100 Dollars ($12,000,000.00), calculated as of December 31, 2013.

OR

☐        Twelve Million and 00/100 Dollars ($12,000,000.00), calculated as of March 31, 2014 and June 30, 2014.

OR

☐        Fourteen Million and 00/100 Dollars ($14,000,000.00), calculated as of September 30, 2014.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have executed this Compliance Certificate this             day of             , 201    .

BORROWERS:

WITNESS:	Universal Stainless & Alloy Products, Inc., a Delaware corporation

By: Name:	By: (SEAL) Name: Title:

WITNESS:	Dunkirk Specialty Steel, LLC, a Delaware limited liability company

By: Name:	By: (SEAL) Name: Title:

WITNESS:	North Jackson Specialty Steel, LLC, a Delaware limited liability company

By: Name:	By: (SEAL) Name: Title:

EXHIBIT A

[see attached]

SPREADSHEET

[see attached]

EXHIBIT 8.3.4

FORM OF

BORROWING BASE CERTIFICATE

This Borrowing Base Certificate (the “Certificate”) is delivered pursuant to Section 8.3.4 of the Credit Agreement, dated August 18, 2011, as amended by that certain (i) First Amendment to Credit Agreement, dated March 19, 2012, (ii) Second Amendment to Credit Agreement, dated March 29, 2013, and (iii) Third Amendment to Credit Agreement, dated November 7, 2013 (as the same may hereafter be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal”), Dunkirk Specialty Steel, LLC, a Delaware limited liability company (“Dunkirk”), North Jackson Specialty Steel, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk, and North Jackson are each, a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined therein) party thereto, PNC Bank, National Association (“PNC Bank”) and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a “Lender” and collectively, the “Lenders”), and PNC Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that [he/she] is the [President] [Chief Financial Officer] [Chief Executive Officer] of each Borrower and that, as such, [he/she] is authorized to execute this Certificate on behalf of each Borrower and further certifies that:

For purposes of this Certificate, the date for which the Borrowing Base is being calculated is             , 201     (the “Calculation Date”).

1. The calculation of the Borrowing Base is attached hereto as Exhibit A.

2. As of the Calculation Date, the Revolving Facility Usage on such date does not (and, after giving effect to any Loan or Letter of Credit being requested in conjunction with the delivery of this Certificate, will not) exceed the lesser of (a) the Revolving Credit Commitments and (b) the Borrowing Base.

3. All Accounts set forth herein as Qualified Accounts meet each of the requirements of Qualified Accounts as set forth in the Credit Agreement. All Inventory set forth herein as Qualified Inventory meet each of the requirements of Qualified Inventory as set forth in the Credit Agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has hereunto set [his/her] hand this             day of             , 201    .

BORROWERS:

WITNESS:	Universal Stainless & Alloy Products, Inc., a Delaware corporation

By: Name:	By: (SEAL) Name: Title:

WITNESS:	Dunkirk Specialty Steel, LLC, a Delaware limited liability company

By: Name:	By: (SEAL) Name: Title:

WITNESS:	North Jackson Specialty Steel, LLC, a Delaware limited liability company

By: Name:	By: (SEAL) Name: Title:

EXHIBIT A

BORROWING BASE

(see attached)

SCHEDULE 1.1(A)

PRICING GRID

VARIABLE PRICING AND LETTER OF CREDIT FEES

BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Letter of Credit Fee	Revolving Credit Base Rate Spread	Term Loan Base Rate Spread	Revolving Credit LIBOR Rate Spread	Term Loan LIBOR Rate Spread
I	Less than 1.5 to 1.0	1.50%	.50%	.50%	1.50%	1.50%
II	Greater than or equal to 1.5 to 1.0 but less than 2.25 to 1.0	1.75%	.75%	.75%	1.75%	1.75%
III	Greater than or equal to 2.25 to 1.0 but less than 3.0 to 1.0	2.00%	1.00%	1.00%	2.00%	2.00%
IV	Greater than or equal to 3.0 to 1.0 but less than 3.5 to 1.0	2.25%	1.25%	1.25%	2.25%	2.25%
V	Greater than or equal to 3.5 to 1.0 but less than 4.0 to 1.0	2.50%	1.50%	1.50%	2.50%	2.50%
VI	Greater than or equal to 4.0 to 1.0 but less than 4.5 to 1.0	3.00%	2.00%	2.00%	3.00%	3.00%
VII	Greater than or equal to 4.5 to 1.0	3.50%	2.50%	2.50%	3.50%	3.50%

For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate:

(a) The Applicable Margin and the Applicable Letter of Credit Fee Rate shall be determined on the Closing Date based on the Leverage Ratio computed on such date pursuant to the Closing Compliance Certificate.

(b) The Applicable Margin and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Universal]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level VII shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Loan Parties or the Lenders determine that (i) the Leverage Ratio as calculated by the Loan Parties as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility] or 4.3 [Interest After Default] or 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(D)

QUALIFIED ACCOUNTS

Upon delivery to the Administrative Agent of each Schedule of Accounts, the Administrative Agent shall make a determination, in its Permitted Discretion, as to which Accounts listed thereon shall be deemed Qualified Accounts. An Account of any Borrower shall not be considered a Qualified Account unless the Administrative Agent determines, in its Permitted Discretion, that such Account has met the following minimum requirements:

(i) the Account represents a complete bona fide transaction for goods sold and delivered or services rendered (but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) which requires no further act under any circumstances on the part of such Borrower to make such Account payable by the Account Debtor; the Account arises from an arm’s-length transaction in the ordinary course of such Borrower’s business between such Borrower and an Account Debtor which is not an Affiliate of any Borrower or an officer, stockholder or employee of the Borrower or any Affiliate of any Borrower, or a member of the family of an officer, stockholder or employee of any Borrower or any Affiliate of any Borrower;

(ii) the Account shall not (a) be or have been unpaid more than ninety (90) days from the invoice date, (b) be delinquent more than sixty (60) days, or (c) be payable by an Account Debtor (1) more than fifty percent (50%) of whose Accounts from such Account Debtor are not deemed Qualified Accounts hereunder, or (2) whose Accounts constitute, in the Administrative Agent’s Permitted Discretion, an unduly high percentage of the aggregate amount of all outstanding Accounts;

(iii) all covenants, representations and warranties contained in this Agreement with respect to such Account has been complied with;

(iv) the goods or services the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, and no part of such goods has been returned or rejected;

(v) the Account is not evidenced by chattel paper or an instrument of any kind;

(vi) the Account Debtor with respect to the Account (a) is Solvent, (b) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on its business, and (c) is not, in the Permitted Discretion of the Administrative Agent, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experiences of the Borrowers or any of the Lenders with the Account Debtor or unsatisfactory reputation of the Account Debtor);

(vii) (a) the Account Debtor is not located outside the continental United States of America and Canada or (b) if the Account Debtor is located outside the continental United States and Canada, the Account is supported by a letter of credit or FICA insurance deemed adequate and acceptable by the Administrative Agent; provided, however, notwithstanding the foregoing, otherwise Qualified Accounts where the Account Debtor is located outside the continental United States and Canada and is not supported by a letter of credit or FICA insurance deemed adequate and acceptable by the Administrative Agent shall only be excluded from Qualified Accounts to the extent they exceed, singularly or in the aggregate, an amount equal to Five Million and 00/100 Dollars ($5,000,000.00);

(viii) (a) the Account Debtor is not the government of the United States of America, or any state, department, agency or instrumentality thereof, or (b) if the Account Debtor is an entity mentioned in clause (vii)(a), the Federal Assignment of Claims Act (or applicable similar legislation) has been fully complied with so as to validly perfect the Administrative Agent’s Prior Security Interest to the Administrative Agent’s satisfaction; provided, however, notwithstanding the foregoing, otherwise Qualified Accounts where the Account Debtor is the government of the United States of America, or any state, department, agency or instrumentality thereof and the Federal Assignment of Claims Act (or applicable similar legislation) has not been fully complied with so as to validly perfect the Administrative Agent’s Prior Security Interest to the Administrative Agent’s satisfaction shall only be excluded from Qualified Accounts to the extent they exceed, singularly or in the aggregate, Two Million and 00/100 Dollars ($2,000,000.00);

(ix) the Account is a valid, binding and legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any dispute, condition, contingency, offset, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Account Debtor, and no facts exist which may provide a basis for any of the foregoing in the present or future;

(x) the Account is subject to the Administrative Agent’s Prior Security Interest and is not subject to any other Lien, claim, encumbrance or security interest whatsoever;

(xi) the Account is evidenced by an invoice or other documentation and arises from a contract which is in form and substance satisfactory to the Administrative Agent;

(xii) the Borrowers have observed and complied with all laws of the state in which the Account Debtor or the Account is located which, if not observed and complied with, would deny to the Borrowers access to the courts of such state;

(xiii) the Account is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

(xiv) the goods giving rise to the Account were not, at the time of sale thereof, subject to any Lien or encumbrance except the Administrative Agent’s Prior Security Interest;

(xv) the Account is payable in freely transferable Dollars; and

(xvi) the Account is not, or should not be, disqualified for any other reason generally accepted in the commercial finance business.

In addition to the foregoing requirements, Accounts of any Account Debtor which are otherwise Qualified Accounts shall be reduced to the extent of any accounts payable (including, without limitation, the Administrative Agent’s estimate of any contingent liabilities) by any Borrower to such Account Debtor (“Contras”); provided that the Administrative Agent, in its sole discretion, may determine that none of the Accounts in respect to such Account Debtor shall be Qualified Accounts in the event that there exists an unreasonably large amount of payables owing to such Account Debtor.

Notwithstanding the qualification standards specified above, upon prior notice to the Borrowing Agent, the Administrative Agent may at any time or from time to time revise such qualification standards or, in its Permitted Discretion, determine that one or more Accounts are not eligible to be Qualified Accounts.

SCHEDULE 1.1(E)

QUALIFIED INVENTORY

Upon delivery to the Administrative Agent of each Schedule of Inventory, the Administrative Agent shall make a determination, in its Permitted Discretion, as to which Inventory listed thereon shall be deemed Qualified Inventory. Inventory held by any Borrower shall not be considered Qualified Inventory unless the Administrative Agent determines, in its Permitted Discretion, that such Inventory has met the following minimum requirements:

(i) the Inventory is either (a) finished goods; (b) raw materials other than supplies (except supplies used exclusively as part of the manufacturing process for the production of finished goods); or (c) work-in-process, in each case of a type held for sale in the ordinary course of such Borrower’s business; but excluding in all cases any goods which have been shipped, delivered, sold by, purchased by or provided to such Borrower on a bill and hold, consignment sale, guaranteed sale, or sale or return basis, or any other similar basis or understanding other than an absolute sale;

(ii) the Inventory is of good and merchantable quality;

(iii) the Inventory is located on premises listed on Exhibit B to the Security Agreement and, with respect to inventory locations at facilities leased to any of the Borrowers, the Administrative Agent has received a Landlord’s Waiver in form and substance acceptable to the Administrative Agent; provided that Inventory in an aggregate amount not to exceed Five Million and 00/100 Dollars ($5,000,000.00) at any time that would otherwise be excluded pursuant to this clause (iii) shall be included as Qualified Inventory, subject to the Administrative Agent’s and/or Required Lenders’ ability to institute rent reserves in accordance with the terms of this Agreement;

(iv) the Inventory is not stored with a bailee, warehouseman, consignee or similar party unless such Borrower has caused such bailee, warehouseman, consignee or similar party to issue and deliver to the Administrative Agent, in form and substance acceptable to the Administrative Agent, warehouse receipts or similar type documentation therefor in the Administrative Agent’s name or a lien waiver agreement or similar type documentation;

(v) the Inventory is subject to the Administrative Agent’s’ Prior Security Interest and is not subject to any other Lien;

(vi) the Inventory has not been manufactured in violation of any federal minimum wage or overtime laws, including, without limitation, the Fair Labor Standards Act, 29 U.S.C. § 215(a)(1);

(vii) the Inventory has not been manufactured in violation of any standards imposed by any Official Body which has regulatory authority over such Inventory or the use or sale thereof;

(viii) the Inventory is not subject to a license agreement or other agreement that limits, conditions or restricts any Borrower’s or the Administrative Agent’s right to sell or otherwise dispose of such Inventory;

(ix) the Inventory does not breach any of the representations or warranties pertaining to Inventory of such Borrower set forth in this Agreement or in any of the other Loan Documents;

(x) the Inventory does not consist of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Borrower or to any Affiliate of such Borrower;

(xi) the Inventory is covered by casualty insurance as required by terms of this Agreement reasonably acceptable to the Administrative Agent; and

(xii) the Inventory is not, and should not be, disqualified for any other reason generally accepted in the commercial finance business.

Notwithstanding the qualification standards specified above, upon prior notice to the Borrowing Agent, the Administrative Agent may at any time or from time to time revise such qualification standards or, in its Permitted Discretion, determine that certain Inventory is not eligible to be Qualified Inventory.